Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Super League Gaming, Inc.  of our report dated March 19, 2021, relating to the financial statements of Super League Gaming, Inc. appearing in the Annual Report on Form 10-K of Super League Gaming, Inc. for the years ended December 31, 2020 and 2019.

/s/ Baker Tilly US, LLP

Irvine, California
August 20, 2021